UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934



       Date of Report: (Date of earliest event reported) October 24, 2006



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                             1-3247                  16-0393470
(State or other jurisdiction         (Commission             (I.R.S. Employer
of incorporation)                    File Number)            Identification No.)


One Riverfront Plaza, Corning, New York                      14831
(Address of principal executive offices)                     (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)


N/A
(Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement   communications  pursuant  to  Rule  13e-4(c)  under  the
     Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

The Corning Incorporated press release dated October 24, 2006 regarding its financial results for the third quarter ended September 30, 2006 and its fourth quarter 2006 earnings guidance is attached hereto as Exhibit 99.

The information in this report, being furnished pursuant to Item 2.02 of Form 8-K, shall not be deemed to be "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits

(d)   Exhibit

      99   Press Release dated October 24, 2006, issued by Corning Incorporated.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      CORNING INCORPORATED
                                      Registrant



Date: October 24, 2006                By    /s/  KATHERINE A. ASBECK
                                                 -------------------------------
                                                 Katherine A. Asbeck
                                                 Senior Vice President - Finance

                                                                      Exhibit 99
                                                                      ----------




FOR RELEASE -- October 24, 2006

Media Relations Contact:                       Investor Relations Contact:
Daniel F. Collins                              Kenneth C. Sofio
(607) 974-4197                                 (607) 974-7705
collinsdf@corning.com                          sofiokc@corning.com


                     Corning Announces Third-Quarter Results

                                LCD volume strong

CORNING, N.Y. -- Corning Incorporated (NYSE: GLW) today announced third-quarter sales of $1.28 billion and net income of $438 million, or $0.27 per share.

Corning's third-quarter results include a charge of $13 million, or $0.01 per share, primarily reflecting the increase in market value of Corning common stock to be contributed to settle the asbestos litigation related to Pittsburgh Corning Corporation. Excluding this charge, Corning's third-quarter net income would have been $451 million, or $0.28 per share. These are non-GAAP financial measures. These and all non-GAAP financial measures are reconciled on the company's investor relations Web site and in attachments to this news release.

"This was an excellent quarter for Corning," Wendell P. Weeks, president and chief executive officer, said. "At the beginning of the third quarter, we were uncertain about the pace of the recovery from the excess panel inventory correction in the liquid crystal display (LCD) supply chain. We were pleased that glass demand improved each month throughout the quarter as our customers geared up to meet the anticipated fourth-quarter demand for LCD televisions, notebook computers and desktop monitors," he said.

Third-Quarter Operating Results
Corning's third-quarter sales of $1.28 billion increased slightly over second-quarter sales of $1.26 billion and by 8 percent over last year's third-quarter sales of $1.19 billion. Gross margin for the third quarter remained strong at 44 percent.

Equity earnings for the third quarter were $232 million compared to second-quarter equity earnings of $256 million, which included a $33 million tax gain at Dow Corning Corporation. Dow Corning's third-quarter equity earnings were $78 million.




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


Corning Announces Third-Quarter Results
Page Two


Third-quarter sales for Corning's Display Technologies segment were $506 million, a 3 percent increase over 2005 third-quarter sales of $489 million. Year-over-year LCD glass volume increased 31 percent in the third quarter, largely offset by price declines and the impact of foreign exchange rates. Sequentially, third-quarter sales increased 10 percent from second-quarter sales of $461 million as volume increases of 16 percent were offset somewhat by price declines and the impact of foreign exchange rates.

Samsung Corning Precision Glass Co., Ltd.'s (SCP) third-quarter volume increased 38 percent year-over-year and 11 percent sequentially. Equity earnings from SCP were $135 million, up 18 percent over last year and up about 2 percent compared with the second quarter.

Total LCD glass volume, including both Corning's wholly owned business and SCP, increased 35 percent year-over-year and 13 percent sequentially.

Telecommunications segment sales for the third quarter were $456 million, declining 3 percent from the previous quarter but in line with expectations. The decline was primarily due to lower volume of fiber-to-the-premises (FTTP) products and price declines.

The company's Environmental Technologies segment had sales of $153 million compared to second-quarter sales of $152 million, reflecting relatively flat sales of both automotive and diesel products. In early October, Corning announced its first long-term diesel emissions-control products supply agreement with Cummins Emissions Solutions, a business unit of Cummins Inc. Sales in Corning's Life Sciences segment declined sequentially primarily due to a softer market in North America and Europe.

Cash Flow/Liquidity Update
Corning ended the third quarter with $2.8 billion in cash and short-term investments, an increase from $2.5 billion in the previous quarter. The increase in cash and short-term investments is primarily due to the issuance of $250 million of long-term debt to replace debt repurchased in the second quarter. "Maintaining significant cash is important to Corning's long-term financial health and to enable us to invest in new business opportunities that emerge from our research laboratories," James B. Flaws, vice chairman and chief financial officer, said.

In the third quarter, Corning had positive free cash flow of $76 million and remains on track to be free cash flow positive for the year. Free cash flow is a non-GAAP financial measure.

Fourth-Quarter Outlook
Corning expects fourth-quarter sales to be in the range of $1.28 billion to $1.33 billion and EPS in the range of $0.26 to $0.29, before special items. This EPS estimate is a non-GAAP financial measure and excludes any special items.




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


Corning Announces Third-Quarter Results
Page Three


Gross margin for the fourth quarter is expected to be in the range of 44 percent to 46 percent and selling, general and administrative expenses are expected to be in the range of 17 percent to 18 percent of sales. The fourth-quarter tax rate is expected to be in the range of 13 percent to 15 percent.

In its Display Technologies segment, Corning expects that fourth-quarter sequential volume growth for its wholly owned business will be in the range of 20 percent to 30 percent as the strong demand experienced at the end of the third quarter continues into the fourth quarter. Samsung Corning Precision's fourth-quarter volume is expected to increase sequentially between 8 percent and 12 percent. Corning expects that fourth-quarter price declines will be consistent with the third quarter.

"We are expecting our display segment to perform well in the fourth quarter," Flaws said. "We anticipate that LCD TV sales will exceed 20 percent of the global television market this year," he said.

Corning's LCD glass volume for the first three quarters, including both its wholly owned business and SCP, increased more than 50 percent versus last year. "With the expected fourth-quarter growth, Corning's full-year volume growth should be in line with our expectations for the year. Our capability to deliver larger-generation substrate solutions and environmentally green glass with our EAGLE XG(TM) composition has allowed us to maintain a market leadership position," Flaws said.

Corning's fourth-quarter Telecommunications segment sales are expected to decline sequentially by 20 percent to 25 percent due to normal seasonality, lower FTTP volume and price declines. Fourth-quarter sales in the company's Environmental Technologies segment are expected to be flat with the previous quarter. Fourth-quarter equity earnings are expected to be flat to down 5 percent.

Flaws also said that the company has been encouraged by its initial diesel products sales and expects that volume should continue to build as the industry gears up for the implementation of the stricter 2007 U.S. environmental emissions requirements for diesel engines. He said that the volume ramp should occur over several quarters into next year.

"An important goal for the long-term success of the company is the development of a more balanced product portfolio," Weeks said. "We continue to maintain an investment of approximately 10 percent of our sales into research, development and engineering. A highlight of our third quarter was the introduction of Corning's Epic(TM) system, the life science industry's first label-free, high-throughput drug screening system. Our exploration into new advanced displays such as single-crystal silicon-on-glass technology, green laser applications, carbon-based energy storage (fuel cells) and optical fiber-radio technology are a few examples of some of our more promising early-stage developments currently in our laboratories," Weeks said. He noted that these types of technology developments often take as long as 10 years before they are commercialized into the marketplace.






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


Corning Announces Third-Quarter Results
Page Four


Additionally, the company announced that it will be meeting with investors and presenting at four upcoming conferences: Western New York Investor Conference in Buffalo, N.Y. on Oct. 31; UBS Global Communications and Technology Conference in New York on Nov. 14; Credit Suisse Annual Technology Conference in Scottsdale, Ariz., on Nov. 28 and Lehman Brothers Global Technology Conference in San Francisco on Dec. 7.

Third-Quarter Conference Call Information
The  company  will host a  third-quarter  conference  call at 8:30  a.m.  EDT on
Wednesday, Oct. 25. To access the call, dial (210) 234-8000. The password is QUARTER THREE. The leader is SOFIO. A replay of the call will begin at approximately 10:30 a.m. EDT, and will run through 5 p.m. EDT, Wednesday, Nov.
8. To listen, dial (203) 369-0648. No pass code is required. To listen to a live audio webcast of the call, go to Corning's Web site: http://www.corning.com/investor_relations, and follow the instructions. The audio webcast will be archived for one year following the call.

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning's non-GAAP net income and EPS measure excludes restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company's non-GAAP measure excludes adjustments to asbestos settlement reserves required by movements in Corning's common stock price, gains and losses arising from debt retirements, charges resulting from the impairment of equity or cost method investments, or adjustments to deferred tax assets, and gains or losses recognized in equity earnings from restructuring, impairment or other charges or credits taken by equity method companies. Corning's free cash flow financial measures are also non-GAAP measures. The company believes presenting non-GAAP free cash flow; net income and EPS measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. These non-GAAP measures are reconciled on the company's Web site at www.corning.com/investor_relations and accompany this news release.

About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.










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


Corning Announces Third-Quarter Results
Page Five


Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competition; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; adequacy and availability of insurance; capital spending; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; stock price fluctuations; and adverse litigation or regulatory developments. Additional risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

                                       ###

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               (Unaudited; in millions, except per share amounts)

                                                                  Three months                   Nine months
                                                                ended September 30,          ended September 30,
                                                            ------------------------      -------------------------
                                                               2006           2005           2006            2005
                                                            ---------      ---------      ---------       ---------
Net sales                                                   $   1,282      $   1,188      $   3,805       $   3,379
Cost of sales                                                     716            643          2,125           1,922
                                                            ---------      ---------      ---------       ---------

Gross margin                                                      566            545          1,680           1,457

Operating expenses:
   Selling, general and administrative expenses                   218            178            635             553
   Research, development and engineering expenses                 127            118            379             320
   Amortization of purchased intangibles                            2              3              8              11
   Restructuring, impairment and other charges                      2             28             13              46
   Asbestos settlement (Note 1)                                    13             73            137             204
                                                            ---------      ---------      ---------       ---------

Operating income                                                  204            145            508             323

Interest income                                                    32             17             82              40
Interest expense                                                  (18)           (23)           (56)            (84)
Loss on repurchases and retirement of debt, net                                                 (11)            (12)
Other income, net                                                  27             17             61              28
                                                            ---------      ---------      ---------       ---------

Income before income taxes                                        245            156            584             295
Provision for income taxes                                         33             28             55              91
                                                            ---------      ---------      ---------       ---------

Income (loss) before minority interests and equity earnings       212            128            529             204
Minority interests                                                 (6)            (2)            (8)             (8)
Equity in earnings of associated companies, net
  of impairments                                                  232             77            688             422
                                                            ---------      ---------      ---------       ---------

Net income                                                  $     438      $     203      $   1,209       $     618
                                                            =========      =========      =========       =========

Basic earnings per common share (Note 2)                    $    0.28      $    0.14      $    0.78       $    0.43
                                                            =========      =========      =========       =========
Diluted earnings per common share (Note 2)                  $    0.27      $    0.13      $    0.76       $    0.41
                                                            =========      =========      =========       =========

See accompanying notes to these financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           CONSOLIDATED BALANCE SHEETS
               (Unaudited; in millions, except per share amounts)

                                                                                         September 30,       December 31,
                                                                                             2006                2005
                                                                                        -------------       -------------
Assets

Current assets:
   Cash and cash equivalents                                                              $     979           $   1,342
   Short-term investments, at fair value                                                      1,833               1,092
                                                                                          ---------           ---------
     Total cash, cash equivalents and short-term investments                                  2,812               2,434
   Trade accounts receivable, net                                                               753                 629
   Inventories                                                                                  673                 570
   Deferred income taxes                                                                         64                  44
   Other current assets                                                                         184                 183
                                                                                          ---------           ---------
       Total current assets                                                                   4,486               3,860

Investments                                                                                   2,312               1,729
Property, net                                                                                 5,082               4,675
Goodwill and other intangible assets, net                                                       331                 338
Deferred income taxes                                                                            56                  10
Other assets                                                                                    580                 595
                                                                                          ---------           ---------

Total Assets                                                                              $  12,847           $  11,207
                                                                                          =========           =========

Liabilities and Shareholders' Equity

Current liabilities:
   Current portion of long-term debt                                                      $      20           $      18
   Accounts payable                                                                             574                 690
   Other accrued liabilities                                                                  1,726               1,662
                                                                                          ---------           ---------
       Total current liabilities                                                              2,320               2,370

Long-term debt                                                                                1,710               1,789
Postretirement benefits other than pensions                                                     592                 593
Other liabilities                                                                               996                 925
                                                                                          ---------           ---------
       Total liabilities                                                                      5,618               5,677
                                                                                          ---------           ---------

Commitments and contingencies
Minority interests                                                                               41                  43
Shareholders' equity:
   Preferred stock - Par value $100.00 per share; Shares authorized: 10 million
   Common stock - Par value $0.50 per share; Shares authorized: 3.8 billion;
     Shares issued: 1,573 million and 1,552 million                                             790                 776
   Additional paid-in capital                                                                11,935              11,548
   Accumulated deficit                                                                       (5,638)             (6,847)
   Treasury stock, at cost; Shares held: 17 million                                            (196)               (168)
   Accumulated other comprehensive income                                                       297                 178
                                                                                          ---------           ---------
       Total shareholders' equity                                                             7,188               5,487
                                                                                          ---------           ---------

Total Liabilities and Shareholders' Equity                                                $  12,847           $  11,207
                                                                                          =========           =========

See accompanying notes to these financial statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited; in millions)

                                                                   Three months ended             Nine months ended
                                                                ------------------------            September 30,
                                                                 Sept. 30,      June 30,      ------------------------
                                                                   2006           2006          2006            2005
                                                                ---------       --------      ---------      ---------
Cash Flows from Operating Activities:
   Net income                                                   $    438        $   514       $ 1,209        $    618
   Adjustments to reconcile net income to net cash
     provided by operating activities:
      Depreciation                                                   140            149           430             373
      Amortization of purchased intangibles                            2              3             8              11
      Restructuring, impairment and other charges and (credits)        2              5            13              46
      Asbestos settlement                                             13            (61)          137             204
      Stock compensation charges                                      33             30            95              28
      Loss on repurchases and retirement of debt, net                                11            11              12
      Undistributed earnings of affiliated companies                (143)          (169)         (384)           (206)
      Deferred taxes                                                   3             (5)          (64)            (11)
      Restructuring payments                                          (3)            (2)           (9)            (21)
      Customer deposits, net                                          12             82            86             376
      Employee benefit payments less than expense                      3              8            26              44
      Changes in certain working capital items:
        Trade accounts receivable                                   (122)            68          (119)            (78)
        Inventories                                                  (11)           (47)         (104)            (46)
        Other current assets                                          (5)             3           (10)            (14)
        Accounts payable and other current liabilities,
          net of restructuring payments                               14              1          (181)            (91)
      Other, net                                                      35             (9)           31              35
                                                                --------        -------       -------        --------
Net cash provided by operating activities                            411            581         1,175           1,280
                                                                --------        -------       -------        --------

Cash Flows from Investing Activities:
   Capital expenditures                                             (338)          (274)         (892)         (1,076)
   Acquisitions of businesses, net of cash acquired                                 (16)          (16)
   Net proceeds from sale or disposal of assets                        3              8            11              17
   Net increase in long-term investments and other
     long-term assets                                                                             (77)
   Short-term investments - acquisitions                            (838)          (647)       (2,343)         (1,313)
   Short-term investments - liquidations                             383            485         1,603           1,163
   Other, net                                                                                                      13
                                                                --------        -------       -------        --------
Net cash used in investing activities                               (790)          (444)       (1,714)         (1,196)
                                                                --------        -------       -------        --------

Cash Flows from Financing Activities:
   Repayments of short-term borrowings and current
     portion of long-term debt                                        (7)            (3)          (14)           (198)
   Proceeds from issuance of long-term debt, net                     246                          246             147
   Repayments of long-term debt                                       (9)          (334)         (343)           (102)
   Proceeds from issuance of common stock, net                         5              9            20             356
   Proceeds from the exercise of stock options                        29             32           280             142
   Other, net                                                         (4)            (6)          (12)            (12)
                                                                --------        -------       -------        --------
Net cash provided by (used in) financing activities                  260           (302)          177             333
                                                                --------        -------       -------        --------
Effect of exchange rates on cash                                                      1            (1)            (31)
                                                                --------        -------       -------        --------
Net increase (decrease) in cash and cash equivalents                (119)          (164)         (363)            386
Cash and cash equivalents at beginning of period                   1,098          1,262         1,342           1,009
                                                                --------        -------       -------        --------

Cash and cash equivalents at end of period                      $    979        $ 1,098       $   979        $  1,395
                                                                ========        =======       =======        ========

Certain amounts for 2005 were reclassified to conform to 2006 classifications.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)

Our   reportable    operating    segments    include    Display    Technologies,
Telecommunications, Environmental Technologies and Life Sciences.

                                                Display     Telecom-    Environmental   Life         All
                                             Technologies  munications  Technologies  Sciences      Other       Total
                                             ------------  -----------  ------------- --------    --------     -------
Three months ended September 30, 2006
Net sales                                      $   506      $   456       $    153    $     68    $     99     $ 1,282
Depreciation (1)                               $    69      $    36       $     19    $      5    $      9     $   138
Amortization of purchased intangibles                       $     2                                            $     2
Research, development and engineering
  expenses (2)                                 $    30      $    20       $     30    $     12    $      9     $   101
Restructuring, impairment and other charges
  and (credits) (before-tax and minority
  interest)                                                 $    (3)                  $      3    $      2     $     2
Income tax provision                           $   (22)     $   (11)      $     (3)               $     (1)    $   (37)
Earnings (loss) before minority interest
  and equity earnings (loss) (4)               $   257      $    24       $      7    $     (8)   $     (1)    $   279
Minority interests                                               (5)                                    (1)         (6)
Equity in earnings of affiliated companies (5)     138            1                                      9         148
                                               -------      -------       --------    --------    --------    --------
Net income (loss)                              $   395      $    20       $      7    $     (8)   $      7    $    421
                                               =======      =======       ========    ========    ========    ========

Three months ended September 30, 2005
Net sales                                      $   489      $   398       $    144    $     70    $     87    $ 1,188
Depreciation (1)                               $    48      $    46       $     18    $      5    $      8    $   125
Amortization of purchased intangibles                       $     3                                           $     3
Research, development and engineering
  expenses (2)                                 $    29      $    21       $     26    $     11    $      7    $    94
Restructuring, impairment and other charges
  and (credits) (before-tax and minority
  interest) (3)                                             $    28                                           $    28
Income tax provision                           $   (35)     $     2       $      1                $      1    $   (31)
Earnings (loss) before minority interest
  and equity earnings (loss) (4)               $   268      $   (23)      $      9    $     (1)   $      1    $   254
Minority interests                                                1                                     (2)        (1)
Equity in earnings (loss) of affiliated
  companies (5)                                    117            6                                   (107)        16
                                               -------      -------       --------    --------    --------    -------
Net income (loss)                              $   385      $   (17)      $      9    $     (1)   $   (108)   $   268
                                               =======      =======       ========    ========    ========    =======

Nine months ended September 30, 2006
Net sales                                      $ 1,514      $ 1,325       $    460    $    215    $    291    $ 3,805
Depreciation (1)                               $   199      $   121       $     59    $     15    $     29    $   423
Amortization of purchased intangibles                       $     8                                           $     8
Research, development and engineering
  expenses (2)                                 $    96      $    58       $     91    $     37    $     25    $   307
Restructuring, impairment and other charges
  and (credits) (before-tax and minority
  interest)                                                 $     2                   $      5    $      6    $    13
Income tax provision                           $   (72)     $   (30)      $     (6)               $     (5)   $  (113)
Earnings (loss) before minority interest
  and equity earnings (loss) (4)               $   741      $    62       $     16    $    (15)   $      2    $   806
Minority interests                                               (5)                                    (3)        (8)
Equity in earnings (loss) of affiliated
  companies (5)                                    415            4             (1)                      8        426
                                               -------      -------       --------    --------    --------    -------
Net income (loss)                              $ 1,156      $    61       $     15    $    (15)   $      7    $ 1,224
                                               =======      =======       ========    ========    ========    =======

Nine months ended September 30, 2005
Net sales                                      $ 1,224      $ 1,240       $    438    $    219    $    258    $ 3,379
Depreciation (1)                               $   133      $   138       $     53    $     15    $     26    $   365
Amortization of purchased intangibles                       $    10                                           $    10
Research, development and engineering
  expenses (2)                                 $    74      $    57       $     75    $     28    $     20    $   254
Restructuring, impairment and other charges
  and (credits) (before-tax and minority
  interest) (3)                                             $    36                               $    (15)   $    21
Income tax provision                           $   (76)     $   (13)      $     (5)   $     (2)   $     (3)   $   (99)
Earnings (loss) before minority interest and
  equity earnings (loss) (4)                   $   586      $   (15)      $     22    $      4    $     21    $   618
Minority interests                                                1                                     (9)        (8)
Equity in earnings (loss) of affiliated
  companies (5)                                    285            7                                    (82)       210
                                               -------      -------       --------    --------    --------    -------
Net income (loss)                              $   871      $    (7)      $     22    $      4    $    (70)   $   820
                                               =======      =======       ========    ========    ========    =======

(1) Depreciation expense for Corning's reportable segments is recorded based on the assets of each segment and also includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2) Research, development, and engineering expenses includes direct project spending which is identifiable to a segment.
(3) In the three and nine months ended September 30, 2005, restructuring, impairment and other charges and (credits) includes a charge of $28 million for a restructuring plan in the Telecommunications segment.
(4) Many of Corning's administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.
(5)  In the three and nine months ended  September 30, 2006,  equity in earnings
     (loss) of affiliated companies includes charges of $2 million and $26 million, respectively, in All Other related to impairments for Samsung Corning. In the three and nine months ended September 30, 2005, equity in earnings (loss) of affiliated companies includes a charge of $106 million for Corning's share of Samsung Corning's impairment of certain manufacturing asset and other charges.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                 SEGMENT RESULTS
                            (Unaudited; in millions)


A reconciliation of reportable segment net income (loss) to consolidated net income (loss) follows (in millions):

                                                                  Three months                        Nine months
                                                               ended September 30,                ended September 30,
                                                            ------------------------           ------------------------
                                                              2006            2005               2006            2005
                                                            ---------      ---------           ---------      ---------
Net income of reportable segments                            $  421         $   268            $  1,224        $   820
Unallocated amounts:
    Net financing costs (1)                                       5             (18)                 (5)           (79)
    Stock-based compensation expense                            (33)            (12)                (95)           (27)
    Exploratory research                                        (22)            (20)                (62)           (56)
    Corporate contributions                                      (7)             (6)                (24)           (18)
    Equity in earnings of affiliated companies,
       net of impairments (2)                                    84              61                 262            212
    Asbestos settlement (3)                                     (13)            (73)               (137)          (204)
    Other corporate items (4)                                     3               3                  46            (30)
                                                             ------         -------            --------        -------
Net income                                                   $  438         $   203            $  1,209        $   618
                                                             ======         =======            ========        =======

(1) Net financing costs include interest expense, interest income, and interest costs and investment gains associated with benefit plans.
(2) Equity in earnings of affiliated companies, net of impairments includes the following items:
     . In the nine months ended September 30, 2006, a $33 million gain representing our share of a tax settlement relating to an IRS examination at Dow Corning.
     . In the nine months ended September 30, 2005, a gain of $11 million for our share of a gain on the issuance of subsidiary stock at Dow Corning.
(3) The asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation (PCC) reorganization plan, when the reorganization plan becomes effective, will require Corning to relinquish its equity interest in PCC, contribute its equity interest in Pittsburgh Corning Europe (PCE), and 25 million shares of Corning common stock to a trust. Corning also agreed to make cash payments over the six years from the effective date of the settlement and to assign certain insurance policy proceeds from its primary insurance and a portion of its excess insurance at the time of the settlement. The asbestos liability requires adjustment to fair value based upon movements in Corning's common stock price prior to contribution of the shares to the trust as well as change in the estimated fair value of the other components of the settlement offer. In the third quarter of 2006 and 2005, Corning recorded a charge of $6 million and $68 million, respectively, to reflect the movement in Corning's common stock price in each year and charges of $7 million and $5 million, respectively, to reflect changes in the estimated fair value of other components of the settlement offer.
(4) Other corporate items include the tax impact of the unallocated amounts. In addition, the following items are also included:
     . In the nine months ended September 30, 2006, tax benefits of $48 million from the release of valuation allowances for certain foreign locations.
     . In the nine months ended September 30, 2005, impairment charges of $25 million for an other-than-temporary decline in our investment in Avanex below its cost basis.
     . In the three and nine months ended September 30, 2005, restructuring credits of $7 million for adjustments to prior years' reserves.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


1.   Asbestos Settlement

On March 28, 2003, Corning announced that it had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against Corning and Pittsburgh Corning Corporation (PCC), which might arise from PCC products or operations. The proposed settlement, when the plan becomes effective, will require Corning to relinquish its equity interest in PCC, contribute its equity interest in Pittsburgh Corning Europe N.V. (PCE), a Belgian corporation, and contribute 25 million shares of Corning common stock. Corning also agreed to make cash payments with a value of $131 million, in March 2003, over six years from the effective date of the settlement and to assign insurance policy proceeds from its primary insurance and a portion of its excess insurance at the time of the settlement.

As a result of the proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning's quarterly results until the date of the contribution to the settlement trust. In the third quarter of 2006, Corning recorded a charge of $13 million (pretax and after-tax) including a mark-to-market charge of $6 million reflecting the increase in Corning's common stock from June 30, 2006 to September 30, 2006 and a $7 million charge to adjust the estimated fair value of certain other components of the proposed asbestos settlement.

Beginning with the first quarter of 2003, we have recorded total net charges of $955 million to reflect the estimated fair value of our asbestos liability.

2.   Weighted Average Shares Outstanding

Our weighted average shares outstanding are as follows (in millions):

                                        Three months ended
                                           September 30,
                                        -------------------   Three months ended
                                        2006          2005       June 30, 2006
                                        ----          ----    ------------------

Basic                                   1,553         1,488         1,549
Diluted                                 1,593         1,552         1,597
Diluted used for non-GAAP measures      1,593         1,556         1,597

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                           QUARTERLY SALES INFORMATION
                            (Unaudited; in millions)

                                                                                  2006
                                                     ---------------------------------------------------------
                                                              Three Months Ended                   Nine Months
                                                     -----------------------------------              Ended
                                                      March 31      June 30     Sept. 30            Sept. 30
                                                      --------      -------     --------            --------
Display Technologies                                 $    547     $    461      $   506            $   1,514

Telecommunications
   Fiber and cable                                        205          234          241                  680
   Hardware and equipment                                 192          238          215                  645
                                                     --------     --------      -------            ---------
                                                          397          472          456                1,325

Environmental Technologies
   Automotive                                             121          113          112                  346
   Diesel                                                  34           39           41                  114
                                                     --------     --------      -------            ---------
                                                          155          152          153                  460

Life Sciences                                              72           75           68                  215

Other                                                      91          101           99                  291
                                                     --------     --------      -------            ---------

Total                                                $  1,262     $  1,261      $ 1,282            $   3,805
                                                     ========     ========      =======            =========

                                                                                  2005
                                                     -------------------------------------------------------------
                                                        Q1           Q2            Q3           Q4          Total
                                                     --------    ---------      -------      -------      --------
Display Technologies                                 $    320    $     415      $   489      $   518      $  1,742

Telecommunications
   Fiber and cable                                        212          213          216          193           834
   Hardware and equipment                                 215          202          182          190           789
                                                     --------     --------      -------      -------      --------
                                                          427          415          398          383         1,623

Environmental Technologies
   Automotive                                             127          125          121          109           482
   Diesel                                                  21           21           23           33            98
                                                     --------     --------      -------      -------      --------
                                                          148          146          144          142           580

Life Sciences                                              74           75           70           63           282

Other                                                      81           90           87           94           352
                                                     --------     --------      -------      -------      --------

Total                                                $  1,050     $  1,141      $ 1,188      $ 1,200      $  4,579
                                                     ========     ========      =======      =======      ========

The above supplemental information is intended to facilitate analysis of Corning's businesses.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                      Three Months Ended September 30, 2006

           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the third quarter of 2006 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.
--------------------------------------------------------------------------------

                                               Per     Income Before      Net
                                              Share    Income Taxes     Income
                                            -------    -------------   ---------
Earnings per share (EPS) and net
  income, excluding special items           $  0.28      $    258      $    451

Special items:
     Asbestos settlement (a)                  (0.01)          (13)          (13)
                                            -------      --------      --------

Total EPS and net income                    $  0.27      $    245      $    438
                                            =======      ========      ========

(a) As a result of Corning's proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning's quarterly results until the date of the contribution to the settlement trust. In the third quarter of 2006, Corning recorded a gain of $13 million (before- and after-tax) including $6 million for the change in Corning's common stock price of $24.41 at September 30, 2006, compared to $24.19 at June 30, 2006 and a $7 million charge for the change in estimated fair value of certain other components of the proposed asbestos settlement liability.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                        Three Months Ended June 30, 2006
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the second quarter of 2006 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.
--------------------------------------------------------------------------------

                                                Per     Income Before      Net
                                               Share    Income Taxes     Income
                                              -------   -------------   --------
Earnings per share (EPS) and net income,
  excluding special items                     $  0.26     $    233      $   421

Special items:
     Asbestos settlement (a)                     0.04           61           61

     Loss on repurchases of debt, net           (0.01)         (11)         (11)

     Provision for income taxes (b)              0.01                        10

     Equity in earnings of associated
       companies (c)                             0.02                        33
                                              -------     --------     --------

Total EPS and net income                      $  0.32     $    283     $    514
                                              =======     ========     ========

(a) As a result of Corning's proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning's quarterly results until the date of the contribution to the settlement trust. In the second quarter of 2006, Corning recorded a gain of $61 million (before- and after-tax) including $68 million for the change in Corning's common stock price of $24.19 at June 30, 2006, compared to $26.92 at March 31, 2006 and a $7 million charge for the change in estimated fair value of certain other components of the proposed asbestos settlement liability.

(b) Amount reflects a $10 million tax benefit from the release of Corning's valuation allowance on Australian tax benefits.

(c) Amount reflects a $33 million increase in equity earnings representing Corning's share of a favorable tax settlement from the completion of an IRS examination at Dow Corning.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                      Three Months Ended September 30, 2005
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's net income and earnings per share (EPS) excluding special items for the third quarter of 2005 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                 Per     Income Before     Net
                                                Share    Income Taxes    Income
                                               --------  -------------  --------

EPS and net income, excluding special items    $  0.26     $   257      $   410

Special items:
     Restructuring, impairment and other
       (charges) and credits (a)                 (0.02)        (28)         (28)

     Asbestos settlement (b)                     (0.04)        (73)         (73)

     Equity in earnings of associated
       companies (c)                             (0.07)                    (106)
                                               -------     -------      -------

Total EPS and net income                       $  0.13     $   156      $   203
                                               =======     =======      =======

(a) In the third quarter of 2005, we recorded a charge of $28 million (before- and after-tax and minority interest) which included severance costs associated with cost reduction efforts in our Telecommunications segment. Also included in this charge were $2 million of credits for adjustments related to prior years' restructuring charges.

(b) As a result of Corning's proposed asbestos settlement, any changes in the estimated fair value of the components of the proposed settlement agreement will be recognized in Corning's quarterly results until the date of the contribution to the settlement trust. In the third quarter of 2005, Corning recorded a charge of $73 million (before- and after-tax) including $68 million for the change in Corning's common stock price of $19.33 at September 30, 2005, compared to $16.62 at June 30, 2005 and a $5 million charge for the change in estimated fair value of certain other components of the proposed asbestos settlement liability.

(c) In the third quarter of 2005, Samsung Corning Co., Ltd., a South Korea-based manufacturer of glass panels and funnels for cathode ray tube television and display monitors, recorded an impairment charge for certain of its manufacturing assets and severance and exit costs. Our equity earnings were reduced by $106 million for Corning's share of these charges.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                      Three Months Ended September 30, 2006
                        (Unaudited; amounts in millions)

--------------------------------------------------------------------------------
Corning's free cash flow financial measure for the three months ended September 30, 2006 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles
(GAAP). The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------


                                                                  Three
                                                               months ended
                                                            September 30, 2006
                                                            ------------------

Cash flows from operating activities                              $  411

Less:  Cash flows from investing activities                         (790)

Plus:  Short-term investments - acquisitions                         838

Less:  Short-term investments - liquidations                        (383)
                                                                  ------

Free cash flow                                                    $   76
                                                                  ======

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
     RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
                      Three Months Ended December 31, 2006
           (Unaudited; amounts in millions, except per share amounts)

--------------------------------------------------------------------------------
Corning's earnings per share (EPS) excluding special items for the fourth quarter of 2006 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company's underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measure.
--------------------------------------------------------------------------------

                                                                 Range
                                                            ---------------
Guidance: EPS excluding special items                       $0.26     $0.29

Special items:
     Restructuring, impairment and other
       (charges) and credits (a)

     Asbestos settlement (b)
                                                            -----     -----

Earnings per share

        ----------------------------------------------------------------
        This schedule will be updated as additional announcements occur.
        ----------------------------------------------------------------

(a) From time to time, Corning may need to make adjustments to estimates used in the determination of prior year restructuring and impairment charges, which could result in a gain or loss during the quarter.

(b) As part of Corning's asbestos settlement arrangement to be incorporated into the Pittsburgh Corning Corporation reorganization plan, Corning will contribute, when the reorganization plan becomes effective, 25 million shares of Corning common stock to a trust. The common stock will be contributed to the trust, after the plan has been approved by the asbestos claimants and bankruptcy court. The portion of the asbestos liability to be settled in common stock requires adjustment each quarter based upon movements in Corning's common stock price prior to contribution of the shares to the trust. In the fourth quarter of 2006, Corning will record a charge or credit for the change in its common stock price as of December 31, 2006 compared to $24.41, the common stock price at September 30, 2006. In addition, Corning will record an adjustment to the asbestos liability to reflect the change in fair value of any of the other components of the proposed asbestos settlement.



Please note that the company may pursue other financing, restructuring and divestiture activities at any time in the future, and that the potential impact of these events is not included within Corning's fourth quarter 2006 guidance.

This schedule contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are based on current expectations and involve certain risks and uncertainties. Actual results may differ from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in the Securities and Exchange Commission filings of this Company.